Exhibit 99.1

For Immediate Release

Italy to Receive First BSD-2000/3D Deep Regional Hyperthermia System

SALT LAKE CITY, June 10, 2008—BSD Medical Corp. (NASDAQ:BSDM) announced today that its European distributor was awarded the contract to supply a BSD-2000/3D deep regional hyperthermia system, complete with the SigmaHyperplan hyperthermia treatment planning option and a BSD-500 local hyperthermia system, from Azienda Ospedaliera Istituti Ospitalieri Di Verona (the "Institute"). The system will replace a BSD-2000 hyperthermia system operated since 1996 by the Institute and will be located in the Ospedale Borgo Trento in a special suite dedicated to hyperthermia treatments. The BSD-2000/3D, scheduled for delivery in August 2008, will be the first BSD-2000/3D in Italy and the fifteenth in Europe.

Dr. Sergio Maluta, head of the Radiation Oncology Department at the Institute, said, "We are pleased to further expand our activities in the field of clinical hyperthermia, the single most potent radiation sensitizer available.  We are looking forward to close working relationships with all of the ESHO [European Society for Hyperthermic Oncology] member institutes in advancing hyperthermia cancer treatment.”

Ospedale Borgo Trento is one of the three hospitals that comprise the Azienda Ospedaliera Istituti Ospitalieri Di Verona, which also includes the medical school of the University of Verona. The Institute currently conducts more than 40,000 radiation treatments each year using five linear accelerators, one Gamma Knife and one IORT (intraoperative radiotherapy treatment) unit. As a member of ESHO, the Institute participates in several major European clinical hyperthermia trials for the treatment of various cancerous tumors, including advanced prostate cancer, locally advanced as well as recurrent rectal cancer, advanced cervix cancer, bladder cancer, local breast wall recurrence and head and neck cancer. Dr. Maluta will chair the 2009 Annual Meeting of the European Society for Hyperthermic Oncology in Verona.

The BSD-2000/3D employs three dimensional steering to deliver precision-focused RF energy into cancerous tumors, including those located deep in the body, raising the tumor temperature to levels required to administer hyperthermia therapy to destroy cancer cells with heat and increase the effectiveness of companion radiation therapy. Research has also shown promising results from the use of hyperthermia therapy in combination with some chemotherapy agents, and for tumor reduction prior to surgery.

About BSD Medical Corporation

BSD Medical is a leading developer of systems used to provide cancer therapies requiring precision-focused heat through RF/microwave technologies. For further information visit BSD Medical's website at www.BSDMedical.com.

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